Execution Version

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (“Agreement”) is entered into and made effective on the 3rd day of July, 2014 (the “Effective Date”) by and between Teras Oilfield Support Limited, a BVI Business Company whose address is 15 Hoe Chiang Road #12-05, Tower Fifteen, Singapore 089316 (“Seller”), and Miller Energy Resources, Inc., whose address is 9721 Cogdill Road, Ste 302, Knoxville, Tennessee 37932 (“Buyer”).
W I T N E S S E T H :
WHEREAS, Seller owns the Glacier Drilling Rig #1 (the “Rig”);
AND WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Rig and certain other assets to the extent identified herein, upon the terms and subject to the conditions contained herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions.

a.	Allocation Schedule: has the meaning ascribed to such term in Section 10.

b.
Ancillary Assets: means any software that is integrated into the Rig or any component included in the Inventory and required for their regular use thereof as a drilling rig, or any manuals or other written materials related to the operation or maintenance of any of the Assets, to the extent that the same can be transferred or assigned under the terms of any license.

c.	Assets: means the Rig and the Inventory.

d.
Assumed Liabilities: all liabilities and obligations relating to or arising out of the ownership or operation of the Assets on or after the Closing Date, whether known or unknown, fixed or contingent, irrespective of whether any such liability or obligation is caused, in whole or in part, by the condition of any of the Assets purchased pursuant to this Agreement which existed on or prior to the Closing Date.

e.	Bill of Sale: means a bill of sale between Seller and Buyer substantially in the form of Exhibit A hereto.

f.	Business Day: means any day on which commercial banks are open for business in Singapore.

g.	Buyer: has the meaning ascribed to such term in the introductory paragraph to this Agreement.

h.	Closing: has the meaning ascribed to such term in Section 8.

i.	Closing Date: means the time and date of the Closing specified in Section 8.

j.	Closing Payment: means US $6,300,000.

k.	Deposit: means US $700,000, which amount is non-refundable under any circumstances, except as otherwise stated in Section 9.

l.
Excluded Assets: means (i) all contracts, leases, agreements, permits and licenses of the Seller, (ii) all claims, accounts and notes receivable of the Seller, (iii) all cash and cash equivalents and the cash balances in the bank accounts of the Seller, (iv) all insurance policies of the Seller and any benefits and proceeds thereof, (v) the minute books, stock transfer books and corporate seals of the Seller, (vi) all capital stock and other equity interests owned by the Seller, (vii) all financial, accounting, legal, tax and audit records of the Seller not related solely to the Assets, (viii) all original tax and audit records which support the tax returns filed by Seller, whether or not related to the Assets, (ix) any intellectual property licenses of the Seller, including without limitation all computer software (including source and object codes), databases, data models or structures, algorithms, system architectures and related documentation, data and manuals (other than, to the extent assignable, such licenses, software, data and manuals of the Seller that are necessary to operate the Assets), (x) all patents, trademarks, service marks, trade dress, trade names, logos, copyrights and mask works, registrations, applications and goodwill associated with the foregoing, trade secrets, know-how and confidential business information owned or used by the Seller (including graphs and drawings not solely related to the Assets, price lists, market studies, business plans and business opportunities), (xi) all rights in Internet web sites and domain names used by the Seller, (xii) all rights in electronic mail addresses and in telephone, facsimile, cable or similar numbers used by the Seller, (xiii) all equipment other than as sold to Buyer, including without limitation any equipment leased by Seller and not owned by Seller, and (xiv) all rights of Seller in connection with this Agreement. For the avoidance of doubt, the term “Excluded Assets” shall not include any Ancillary Assets.

m.
Excluded Liabilities: means all liabilities and obligations of the Seller relating to or arising out of the ownership or operation of the Assets before the Closing Date, whether known or unknown, fixed or contingent, that are not Assumed Liabilities, including without limitation, Liens arising before the Closing Date that are not Permitted Liens; provided however, nothing herein is intended to or shall limit the “as is” nature of the sale or the disclaimer of warranties set forth herein.

n.
Inventory: means any goods that are held by Seller that are related to the Rig, including without limitation, all drawworks, masts, top drives, rotary tables, substructures, hydraulic triggers, drill pipe spinners, pumps, shakers, tanks, hoppers, monitors, engines, generators, compressors, manifolds, racks, hoists, skids, trailers, loaders, valves, lifts, camp, vehicles, filters, appliances, clamps, drums, gears, tubes, meters, motors, hoses, fittings, brackets, tools, flanges and gaskets and any Ancillary Assets related to the Inventory or the Rig.

o.
Liens: means liens, encumbrances, attachments, levies, libels, arrests, claims, charges, security interests, mortgages, chattel mortgages, pledges, leases, charters, conditional sale contracts, limitations, reservations, restrictions, options, rights of first refusal, agreements, liabilities and obligations that relate to the Rig prior to the Closing Date.

p.	NORM: has the meaning ascribed to such term in Section 15.

q.
Permitted Liens: means (a) imperfections of title or Liens, if any, that have not had, and would not have, a material adverse effect on the use or value of the Assets; and (b) Liens agreed to in writing by the Buyer and Seller at the time of or prior to the Closing. For the avoidance of doubt, Liens arising upon Closing as a result of the sale of the Assets hereunder and under the Bill of Sale (for taxes or otherwise), and all Liens arising after Closing shall be deemed to be “Permitted Liens” hereunder.

r.	Property: has the meaning ascribed to such term in Section 14.

s.	Purchase Price: means the Closing Payment plus the Deposit, as adjusted pursuant to Section 5.

t.	Removal Deadline: has the meaning ascribed to such term in Section 14.

u.	Rig: has the meaning ascribed to such term in the first recital.

v.	Seller: has the meaning ascribed to such term in the introductory paragraph.

2.Purchase and Sale. For the consideration hereinafter set forth and upon the terms and provisions and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer (or a wholly owned subsidiary of Buyer that Buyer shall designate) all of Seller’s right, title and interests in and to the Assets, and Buyer agrees to purchase from Seller the Assets, free and clear of all Liens other than Permitted Liens. The Assets shall be delivered and taken over by Buyer at their then-current locations at the time of Closing or such other locations as may be mutually agreed between Seller and Buyer. Buyer expressly acknowledges and agrees that, subject to the conditions to Closing contained herein, the Assets shall be delivered and taken over “AS IS” and “WHERE IS” on the Closing Date. Buyer expressly acknowledges and affirms that it has made its own independent inspection and analysis of the Assets and has accepted same, and such acceptance and Buyer’s decision to purchase the Assets are based solely upon its independent investigation and analysis thereof and of the condition of the Assets and, without limiting the generality of the foregoing, Seller shall not be deemed to have extended any warranty as to the Assets.

3.WARRANTY. BUYER’S PURCHASE OF THE ASSETS IS WITH THE EXPRESS AGREEMENT THAT THE CONVEYANCE BY SELLER TO BUYER OF THE ASSETS SHALL BE WITHOUT WARRANTY, EITHER EXPRESS OR IMPLIED, EXCEPT THE WARRANTY OF TITLE BY, THROUGH AND UNDER SELLER, AND THE SELLER SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OR MERCHANTABILITY, WORKMANSHIP OR MATERIALS, FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT.

4.Liabilities Assumed and Excluded. For the consideration hereinafter set forth and upon the terms and provisions and subject to the conditions set forth in this Agreement, Buyer agrees to assume and thereafter to pay, perform and discharge the Assumed Liabilities. Buyer has not assumed and shall not assume or be subject to, or take title to the Assets subject to, or in any way be liable or responsible for, the Excluded Liabilities.

5.Purchase Price. At the Closing, in consideration for the transfer of title and delivery to Buyer of the Assets and delivery of the Bill of Sale required hereunder to be delivered to Buyer at the Closing, Buyer shall pay the Purchase Price to Seller (other than the Deposit, which Buyer has previously paid) and assume the Assumed Liabilities. The Purchase Price will be adjusted (upward or downwards) so as to pro-rate between Seller and Buyer the 2014 ad valorem property taxes, taking into account the taxes paid by Seller prior to the Closing and those taxes that remain unpaid as of the Closing Date. The pro-rata amount for the Assets shall be determined based on the number of days of ownership of the Assets attributable to each of the Buyer and the Seller for the calendar year 2014. The pro-rated amounts will, to the extent feasible, be reflected on the settlement sheet adopted by the parties in connection with the Closing and reduce or increase the Purchase Price accordingly. The Purchase Price for the Assets is exclusive of all costs and expenses of removal and transportation of the Rig to a location of Buyer’s choice, all of which costs and expenses shall be borne exclusively by Buyer. Buyer shall pay to Seller the Closing Payment at the Closing by wire transfer of immediately available funds to Seller to one or more accounts specified in writing by the Seller.

6.Taxes. The Buyer shall bear all other taxes, charges, customs duties, fees and levies (except Excluded Liabilities) including but not limited to all transfer taxes, goods and services taxes, sales tax, value added tax or any other applicable taxes and customs duties, which are assessed on account of the sale or a deemed exportation of the Assets as a result of or in connection with the sale, whether or not levied directly upon the Buyer or any affiliates of the Buyer, by any country or any political subdivision thereof, and the Purchase Price shall be net of such amounts.

7.Expenses. Each party shall pay its own costs and expenses incurred in connection with the sale and purchase of the Assets pursuant to this Agreement. In no event shall Seller have any obligation to pay any commission in connection with the transactions contemplated herein or the Closing.

8.Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall (subject to Section 18) be held on a date notified at least seven (7) calendar days in advance in writing by the Buyer to the Seller which shall be on 11:00 AM local time on a Business Day, or before August 8, 2014 (the “Cancelling Date”) at Duane Morris LLP, 1330 Post Oak Boulevard, Suite 800, Houston, Texas 77056, provided the conditions to Closing contained in this Agreement have been fully satisfied or waived by the applicable party prior to such date. At the Closing, Seller shall deliver to Buyer a Bill of Sale for the Assets substantially in the form attached hereto as Exhibit A, transferring ownership of, and title to, the Assets to Buyer, duly notarized and attested. The Buyer shall deliver the Closing Payment to the Seller at the Closing.

9.Non- Refundable Deposit. As security for the fulfillment of this Agreement, Buyer shall following execution of this Agreement (on the first business day following the date hereof on which commercial banks in Knoxville Tennessee are open for business) pay to the Seller the Deposit, in immediately available funds wired to the account or accounts designated in writing by Seller. Subject to the proviso below, if Closing does not occur on or before the Cancelling Date, for any reason Seller shall retain the Deposit and Seller shall have no obligation whatsoever to sell the Assets to Buyer and may sell, retain or dispose of the Assets in its sole discretion; provided, however, that in the event the Buyer elects not to proceed to Closing based on Buyer’s reasonable determination that (i) Seller is not the lawful owner of the Assets, (ii) the Assets are not free and clear of all Liens (other than the Permitted Liens) or (iii) on or prior to the date of the Closing the Assets shall have been subject to a casualty event which materially reduces the value or utility of those Assets as a drilling rig, then (in each such cases (i), (ii) or (iii)) Seller shall return the Deposit to Buyer. The right to retain the Deposit and/or the Assets in accordance with the preceding sentence shall be the sole remedy of the Seller for any failure by the Buyer to close the acquisition contemplated by this Agreement. Notwithstanding the foregoing, if the Closing with Buyer occurs on or before the Cancelling Date, the Deposit will be credited toward the Purchase Price.

10.Allocation of Purchase Price. Within sixty (60) days after the Closing Date, Seller shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

11.Buyer’s Election Not to Close. It is understood and agreed that the Buyer may elect not to proceed with the Closing of the acquisition of the Assets as contemplated hereby and the Bill of Sale for any reason, and that the Seller’s sole remedy for any such election not to close by Buyer shall be those specified in Section 9 hereof.

12.Seller’s Representations and Warranties.

Seller represents and warrants that:

(i)	Property Title; Liens and Encumbrances. Seller has good and marketable title to the Assets and, as of the Closing Date, the Assets shall be free and clear of any Liens other than Permitted Liens.

(ii)
Corporate Authorization, Etc. Seller is duly incorporated and existing under the laws of the British Virgin Islands; Seller has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein; this Agreement has been approved by all requisite corporate action of Seller, including without limitation approval by the board of directors of Seller; the person or persons executing this Agreement on behalf of Seller are duly authorized to execute and deliver this Agreement; upon execution of this Agreement, this Agreement shall constitute the valid, legal and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as principles of equity; and the execution, delivery and performance of this Agreement will not, in any material respect, result in any breach or violation of, or conflict with, any provision of any contract, bylaw, order or other instrument to which Seller is party or is subject.

(iii)	Broker’s Fees. There are no investment banker’s, broker’s, finder’s or other similar fees payable in connection with the transactions contemplated herein, arising under or authorized by Seller.

(iv)
Consents. No consent of any governmental authority is required by Seller in connection with the execution, delivery or performance of its obligations under this Agreement or consummation of the transactions contemplated hereby.

(v)
No Violations of Applicable Laws. To the Seller’s knowledge, Seller’s acquisition, use and ownership of the Assets by Seller has been in compliance in all material respects with all applicable laws and regulations, including, but not limited to applicable U.S. and State of Alaska environmental laws, U.S. import and export laws and worker safety laws, and permitting and certification requirements arising under U.S. or Alaska law.

13.Buyer’s Representations and Warranties.

Buyer represents and warrants that:

(i)
Corporate Authorization, Etc. Buyer is duly organized and existing under the laws of Tennessee; Buyer has the corporate power and authority to enter into this Agreement and to consummate and perform the transactions contemplated herein; this Agreement has been approved by all requisite corporate action of Buyer, including without limitation approval by the board of directors of Buyer; each of the persons executing this Agreement is duly authorized to execute and deliver this Agreement; upon execution of this Agreement, this Agreement shall constitute the valid, legal and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as principles of equity; and the execution, delivery and performance of this Agreement will not result in any breach or violation of, or conflict with, any provision of any law or regulation of any governmental authority, any contract or agreement, any articles or certificate of formation, operating agreement or similar constitutive or governing instrument, any order, judgment or decree, or any other instrument to which, in each case, Buyer or its property are party or are subject.

(ii)	Broker’s Fees. There are no investment banker’s, broker’s, finder’s or other similar fees payable by Buyer or any of its affiliates in connection with the transactions contemplated herein.

(iii)
Consents. No consent of any governmental authority is required by Buyer in connection with the execution, delivery or performance of its obligations under this Agreement or consummation of the transactions contemplated thereby.

(iv)
Prohibited Persons. Neither Buyer nor any of its affiliates, nor any subsequent purchaser from Buyer or any of its affiliates of Assets, is or will be (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, including the Annex thereto, as amended from time to time (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity with whom Seller is prohibited from dealing or otherwise engaging in any transaction by any law relating to terrorism or money laundering (each, an “Anti-Terrorism Law”), including, without limitation, the Executive Order and the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107 56, 115 Stat. 272 (2001), as amended from time to time; (d) a person or entity who or that commits, threatens, or conspires to commit or supports “terrorism,” as defined in the Executive Order; or (e) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the Office of Foreign Asset Control of the U.S. Treasury Department at its official web site or any replacement website or other replacement official publication of such list (each of the foregoing persons and entities referred to in clauses (a) through (e) is referred to herein as a “Prohibited Person”), and Buyer has provided Seller with sufficient information (including names, addresses and, where applicable, jurisdiction of formation or organization) to reasonably permit Seller to verify the foregoing representation. Neither Buyer nor any of its affiliates nor any subsequent purchaser from Buyer or any of its affiliates of any Assets, (i) conducts any business or engages in making or receiving any contribution of funds, goods, or services to or for the benefit of any Prohibited Person; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked under the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. Buyer is not in violation of any Anti-Terrorism Law; no action, proceeding, investigation, charge, claim, report, or notice has been filed, commenced, or threatened against Buyer alleging any violation of any Anti-Terrorism Law; and Buyer has no knowledge or notice of any fact, event, circumstance, situation, or condition which could reasonably be expected to result in (x) any action, proceeding, investigation, charge, claim, report, or notice being filed, commenced, or threatened against it alleging any violation of, or failure to comply with, any Anti-Terrorism Law; or (y) the imposition of any civil or criminal penalty against Buyer for any failure to so comply.

14.Buyer’s Removal of Rig. Buyer covenants and agrees to remove the Rig from its current location at the West Eagle drilling pad located approximately 28 miles north of Homer, Alaska, (the “Property”) within 15 days following the Closing Date (the “Removal Deadline”). Should Buyer be prevented from removing the Rig from its current location due to seasonal road restrictions (including restrictions based on weather conditions and inability to obtain federal, state or local permits or authorizations for transportation routes), Buyer will notify Seller in writing of its inability to remove the Rig, and Seller will allow for a deviation from the Removal Deadline accordingly. Any and all costs and arrangements associated with the preparation and packing of the Rig, labor, material, overhead and subsequent removal, and any reasonable, documented, out of pocket expenses of Seller relating to a failure to remove the Rig by the Removal Deadline, will be at Buyer’s sole expense. Buyer warrants that (x) it has the experience and possesses the skills and resources to remove the Rig and shall remove the Rig in a good and workmanlike manner using only qualified, careful and efficient workers in strict conformity with the law and best practices in the industry and in a manner protective of its workers, the public and the environment and (y) it has adequate insurance to protect both parties of any risk of loss or injury in connection with the removal of the Rig. Seller makes no representations or warranties regarding the condition of the Rig for removal or transportation. Subject to the terms and conditions of this Agreement, and with prior written notice to and coordination with Seller, Seller authorizes Buyer or its contractor to enter upon the Property for the sole purpose of removal of the Rig. Seller shall reasonably cooperate with Buyer to enable the timely removal of the Rig, including the assignment of rights or necessary facilitation to allow collection at Seller’s current drilling contractor’s yard. Buyer shall take all reasonable precautions to avoid injury to any persons or other property located on the Property. Buyer shall be responsible for the actions of itself and its contractor in assuring compliance with this Agreement. Buyer agrees to comply with Seller’s Health, Environment, and Safety Policies while on-site at Seller’s location. Buyer shall ensure that Buyer’s employees and representatives are provided with all safety equipment required by local, state, federal or OSHA regulations or guidelines (including, but not limited to, steel-toe safety shoes, hard hats, safety glasses with side shields, and hearing protection) and will ensure that they comply with all applicable regulations and guidelines.

15.Disclosures and Assumption of Liability. The Rig has been previously utilized by other operators for the purposes of exploration for, development, and production of oil and gas. Buyer acknowledges that the Rig may therefore contain asbestos or naturally-occurring radioactive material (“NORM”). Buyer expressly understands that NORM may have affixed or attached itself on or to the inside of the Rig as scale or in other forms. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Rig. Buyer assumes all liability for the removal and disposal of any and all such asbestos and NORM material on or inside the Rig, and agrees to release, indemnify and hold Seller harmless from and against any costs, expenses or liabilities associated with such activities and the presence of such material including, but not limited to, all third-party claims. Buyer further acknowledges that the Rig may have been used in connection with the transportation of, or the storage of petroleum products and it is possible that any part or the entire Rig may house flammable vapors and Buyer will handle the Rig with the requisite caution.

16.US Export Laws. Buyer agrees to comply fully with the following:

a.
Buyer shall comply with all applicable U.S. export control laws and regulations pertaining to exports, re-exports and other activities performed pursuant to this Agreement. Buyer certifies the Rig will not be exported from the United States for a period no less than five years following the date of this Agreement.

b.
Buyer shall disclose to Seller whether, to the best of its knowledge, Buyer or its owners or officers are, or have been, the subject of a U.S. Government investigation or convicted for violations of U.S. export, reexport or transactions controls, laws and regulations.

c.
If Buyer or its subcontractor(s) exports commodities, technology, software, and/or services from the U.S. or reexport them from another country of intermediate destination and/or ultimate destination, Buyer or its subcontractor(s) shall apply for and obtain all required export licenses, permits and/or authorizations from the U.S. Government, except to the extent that such documents required by U.S. law are required to be obtained by Seller.

17.Entire Agreement. This Agreement (including the Exhibits and attachments hereto), embody the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior written or oral agreements, negotiations, commitments and writings. Each party confirms that it has not entered into this Agreement on the basis of any representation or statement which is not expressly set forth in this Agreement. Buyer expressly disclaims that Buyer is owed any duties or is entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; the parties to this Agreement specifically acknowledge that no party has any special relationship with the other Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Except for the specific representations and warranties expressly made by the parties in this Agreement, (1) the parties acknowledge and agree that (A) Seller has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Assets purchased pursuant to this Agreement, or any related business, liabilities, operations, prospects or condition (financial or otherwise), including, without limitation, with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities or the accuracy or completeness of any confidential information, memoranda, documents, projections, material or other information (financial or otherwise) regarding the Assets furnished to Buyer or its representatives or made available to Buyer and its representatives in any form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever, and (B) no officer, agent, representative or employee of Seller or Buyer has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided; (2) the parties specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any person or entity and acknowledge and agree that the parties have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any person or entity; (3) each party specifically disclaims any obligation or duty by the other party to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement; and (4) Buyer is acquiring the Assets subject only to the specific representations and warranties set forth in Section 11 of this Agreement as further limited by the specifically bargained-for exclusive remedies as set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, the aggregate liability and indemnification obligation of Seller under this Agreement shall be limited to, and shall in no event exceed, an amount equal to ten percent (10%) of the Purchase Price. There are no oral agreements between the parties.

18.Termination.

a.	This Agreement may be terminated at any time prior to the Closing:

(i)	By the Buyer, at any time.

(ii)	By the mutual written consent of Seller and Buyer.

(iii)
By either Buyer or Seller, by written notice to the other, if there exists any order, writ, injunction or decree binding upon Buyer or Seller prohibiting Buyer or Seller from consummating the transactions contemplated by this Agreement, provided that Buyer or Seller, respectively, shall have used reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry.

(iv)	By Seller, by written notice to the Buyer, if the Closing has not occurred by the Cancelling Date.

(v)	By Seller if Buyer fails to deliver the Closing Payment on or before the Cancelling Date.

b.
Default. In the event of any default hereunder or breach of any representation, warranty or covenant in this Agreement by Seller, the Buyer’s sole remedy shall be its right to terminate this Agreement in accordance with Section 18(a) above and to receive a refund of the Deposit as set forth in Section 9 hereof. In the event of any default hereunder or breach of any representation, warranty or covenant in this Agreement by Buyer, the Seller’s sole remedy shall be its right to terminate this Agreement in accordance with Section 18(a) above and to retain the Deposit and the Assets as set forth in Section 9 hereof.

c.
Effect of Termination. If this Agreement is terminated in accordance with the foregoing provisions of this Section 18, it will become void and of no further force and effect, except for Section 1, Section 7, Section 18(b), this Section 18(c), Section 18(d), Section 19, Section 20(a) and Section 20(b)(iv) which will survive such termination.

d.
Consequential Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT OR CONSEQUENTIAL DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, THE TERMINATION OR EXPIRATION HEREOF, THE PURCHASE AND SALE OF THE ASSETS OR ANY OTHER TRANSACTION CONTEMPLATED HEREIN, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF PRODUCT OR BUSINESS INTERRUPTION.

19.Limitation of Remedies. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Assets exclusively pursuant to the express terms and provisions of this Agreement. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the sale and purchase of the Assets pursuant to this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that neither party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement. Following the Closing, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement, or the sale and purchase of the Assets shall be the rights of indemnification set forth in Sections 7, 20(a) and 20(b) only, and no person or entity will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by applicable law.

20.Risk of Loss and Indemnification

a.	Seller’s Risk of Loss and Indemnification Obligations.

(i)	Seller shall bear all risk of loss of, or damage to, the Assets which results from events or occurrences prior to the Closing Date.

(ii)
Seller agrees to release defend and indemnify Buyer and its officers, directors, members, managers, shareholders, employees, representatives and agents from and against (i) any and all claims, damages, liabilities, obligations, lawsuits and Liens and expenses, including reasonable attorneys’ fees (except Assumed Liabilities), arising out of operation or ownership of the Assets and arising, or caused by events occurring, prior to the Closing Date; and (ii) any and all claims, damages, liabilities, obligations, lawsuits and Liens and expenses, including reasonable attorneys’ fees, arising from or related to the Excluded Liabilities.

(iii)
Seller agrees to release, defend and indemnify Buyer and its officers, directors, members, managers, shareholders, employees, representatives and agents from and against any and all claims, damages, liabilities, obligations, lawsuits and Liens and expenses, including reasonable attorneys’ fees, arising from illness, personal injury, death or property damage suffered or incurred by any person or entity (except current or future employees of Buyer or its Affiliates) in connection with the operation or use of the Assets prior to the Closing Date and due to occurrences prior to the Closing Date.

b.	Buyer’s Risk of Loss and Indemnification Obligations.

(i)	Buyer shall bear all risk of loss of, or damage to, the Assets which results from events or occurrences on and after the Closing Date.

(ii)
Buyer agrees to release, defend and indemnify Seller and its officers, directors, members, managers, shareholders, employees, representatives and agents from and against (i) any and all claims, damages, liabilities, obligations, lawsuits and Liens and expenses, including reasonable attorneys’ fees, (except Excluded Liabilities) arising out of operation or ownership of the Assets, arising, or caused by events occurring, on and after the Closing Date; (ii) any and all claims, damages, liabilities, obligations, lawsuits and Liens and expenses, including reasonable attorneys’ fees, arising from or related to the Assumed Liabilities; and (iii) taxes assumed under Section 6.

(iii)
Buyer agrees to release, defend and indemnify Seller and its officers, directors, members, managers, shareholders, employees, representatives and agents from and against any and all claims, damages, liabilities, obligations, lawsuits and Liens and expenses, including reasonable attorneys’ fees, arising from illness, personal injury, death or property damage suffered or incurred by any person or entity (except current or future employees of Seller or their Affiliates) in connection with the operation or use of the Assets and due to occurrences on and after the Closing Date, regardless of the cause.

(iv)
Buyer agrees to release, defend and indemnify Seller and its officers, directors, members, managers, shareholders, employees, representatives and agents from and against any and all claims, damages, liabilities, obligations, lawsuits and Liens and expenses, including reasonable attorneys’ fees, arising from illness, personal injury or death, or property damage suffered or incurred by any person relating to the removal or transportation of the Rig under Section 13 or the entry on to the Property.

21.General Provisions.

a.Oral Modification. No provision of this Agreement may be modified or waived unless in writing and signed by the party against whom the enforcement of such modification or waiver is sought.
b.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
c.Headings. Headings of the Articles and Section in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
d.Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Alaska.
e.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall constitute the same instrument. Signatures of both parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or by e-mail shall be as effective as execution and delivery of this Agreement in person.
f.Interpretation. References to “Schedules” and “Exhibits” in this Agreement are references to the Schedules and Exhibits, respectively, attached hereto, which are fully incorporated herein by reference and made a part hereof for all purposes. Any date specified for an action that is not a Business Day shall be deemed to mean the first Business Day after such date.
g.Assignment. Except for an assignment to a wholly owned subsidiary of Buyer, neither party may assign this Agreement without the written consent of other party hereto which may be withheld in such other party’s sole discretion.
h.No Third-Party Beneficiaries. This Agreement is made for the sole and exclusive benefit of the parties hereto. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any other person or entity any benefit, rights or remedies.
i.Notices. All notices hereunder shall be in writing, if a notice is given via email, same shall be followed by personal delivery or shall be mailed by certified mail, postage prepaid, addressed to the parties at their last known addresses.
j.Partial Invalidity. In the event that any provision of this Agreement is deemed illegal, contrary to public policy or otherwise unenforceable by a court of competent jurisdiction, in whole or in part, for any reason, such provision shall be limited to the minimum extent necessary to render the same valid or conform to the law, as circumstances require, and this Agreement shall otherwise remain valid and effective.
k.Waiver of Jury Trial. Each party expressly waives the right to a trial by jury in the event of any dispute under this Agreement or the transactions contemplated hereunder.
l.Venue. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Alaska sitting in Anchorage and of the United States District Courts seated there, and, by execution and delivery of this Agreement, each party hereby accepts for itself and (to the extent permitted by law) in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction. This submission to jurisdiction is non-exclusive and does not preclude a party from obtaining jurisdiction over another party in any court otherwise having jurisdiction. Each party irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address specified in the introductory paragraph of this Agreement or such other address as may be specified form time to time in writing by such party, such service of process to become effective thirty (30) days after such mailing
m.Notices. Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party’s address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (a) certified mail, return receipt requested, with first class postage prepaid, (b) hand delivery, (c) reputable overnight courier or (d) via e-mail, provided receipt thereof is confirmed by telephone following delivery. Any notice or other communication will be deemed to have been duly given (i) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (ii) on the date of service if served personally, (iii) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed or (iv) in the case of an e-mail, when receipt thereof has been confirmed by telephone:

If to the Seller, to:

Teras Oilfield Support Limited
15 Hoe Chiang Road #12-05

Tower Fifteen
Singapore 089316
Attention: Legal Counsel
Phone: 65-6505-3256
E-mail: mark.ortega@ezionholdings.com

With a copy to:

Duane Morris LLP
1330 Post Oak Blvd, Suite 800
Houston, Texas 77056
Attention: Joel N. Ephross, Esq.
Phone: 713-402-3920
E-mail: jnephross@duanemorris.com

If to the Buyer, to:

Miller Energy Resources, Inc.
9721 Cogdill Road, Suite 302
Knoxville, TN 37932
Attention: Chief Executive Officer
Phone: 865-223-6575
E-mail: scott@millerenergyresources.com

With a copy to:

Miller Energy Resources, Inc.
9721 Cogdill Road, Suite 302
Knoxville, TN 37932
Attention: General Counsel
Phone: 865-392-4237
E-mail: kyost@millerenergyresources.com

[Signature Pages Follow]

This Agreement has been duly executed by the parties.
SELLER:
TERAS OILFIELD SUPPORT LIMITED

By: /s/ Cheah Boon Pin
Name: Cheah Boon Pin
Title: Director
Date: 4 July 2014

BUYER:
MILLER ENERGY RESOURCES, INC.

By: /s/ Scott M. Boruff
Name: Scott M. Boruff
Title: CEO
Date: July 3, 2014

Exhibit A - BILL OF SALE

EXHIBIT A
BILL OF SALE
Teras Oilfield Support Limited, whose address is 15 Hoe Chiang Road #12-05, Tower Fifteen, Singapore 089316 (“Seller”), for good and valuable consideration received from [Miller Energy Resources, Inc.] [Cook Inlet Energy, LLC, a wholly-owned subsidiary of Miller Energy Resources Inc.], whose address is 9721 Cogdill Road, Ste 302, Knoxville, TN 37932 (“Buyer”), the sufficiency of which is irrevocably acknowledged, hereby sells, transfers and conveys the Rig and the Inventory to Buyer, its successors and assigns (collectively referred to herein as the “Assets”).
Seller and Buyer hereby acknowledge that they have entered into [(or in the case of Buyer, that Miller Energy Resources, Inc. is the “Buyer” named in)] that certain Purchase and Sale Agreement (“PSA”) effective July 3, 2014 covering the sale of the Assets. Terms that are used herein and not otherwise defined have the meanings set forth in the PSA. Should any provision of this Bill of Sale conflict with any provision of the PSA, the PSA shall control.
Seller warrants only that Seller is the lawful owner of the Assets, that Seller may lawfully sell the Assets to Buyer, and that the Assets are free of all Liens (other than Permitted Liens).
THE ASSETS ARE SOLD ON AN AS-IS, WHERE-IS BASIS, AND BY ITS ACCEPTANCE OF THE ASSETS, BUYER EXPRESSLY RELIEVES AND EXONERATES SELLER OF ANY RESPONSIBILITY FOR ITS CONDITION, MERCHANT ABILITY OR FITNESS FOR ANY PURPOSE. SELLER’S WARRANTIES AND GUARANTEES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES AND GUARANTEES OF ANY KIND (INCLUDING ANY WARRANTY OF MERCHANT ABILITY OR FITNESS FOR BUYER’S INTENDED USE), WHETHER WRITTEN OR ORAL OR IMPLIED IN FACT OR IN LAW. All warranties of any kind or nature are hereby expressly disclaimed by Seller.
SELLER:
TERAS OILFIELD SUPPORT LIMITED

By:___________________________________
Name:_________________________________
Title:__________________________________
Date:__________________________________

BUYER:
[MILLER ENERGY RESOURCES, INC.] [COOK INLET ENERGY, LLC]

By:___________________________________

Name:_________________________________
Title:__________________________________
Date:__________________________________